Exhibit 99

Farmers & Merchants Bancorp
Declares Record Cash Dividend

The Board of Directors of Farmers & Merchants Bancorp has declared a record cash dividend of $6.00 per share, up from $5.90 per share declared in December of 2009. The cash dividend will be paid on January 3, 2011 to stockholders of record on December 13, 2010. Total cash dividends declared during the past 12 months were $8.9 million, or $11.35 per share of common stock, an increase of 3.2% over dividends per share declared in 2009. This is the 76th consecutive year that the Company has declared cash dividend payments to common shareholders.

“We are pleased that Farmers & Merchants Bank’s strong third quarter and year-to-date financial performance enabled us to increase the 2010 second half dividend” said Kent A. Steinwert, President and Chief Executive Officer.

In October, the Company reported record third quarter net income of $6,209,000 or $7.95 per share of common stock, a 0.6% increase over the same period in 2009. For the third quarter, Return on Average Assets was 1.40% and Return on Average Equity was 14.38%.  Management believes that the Company’s key financial metrics continue to compare favorably to others in the banking industry.

Farmers & Merchants Bancorp is the parent of Farmers & Merchants Bank of Central California, also known as F&M Bank. Founded in 1916, the institution is a full service, locally owned and operated, community bank which proudly serves California's Great Central Valley through 24 convenient locations from Sacramento to Merced.

FORWARD LOOKING STATEMENTS
Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, loan production, balance sheet management, expanded net interest margin, the ability to control costs and expenses, interest rate changes and financial policies of the United States government and general economic conditions. Additional information on these and other factors that could affect financial results are included in our Securities and Exchange Commission filings. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.

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